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                                                                    EXHIBIT 99.1

                        AMERINST INSURANCE GROUP, INC.

     This Proxy is being solicited on behalf of the Board of Directors for the Special Meeting of Stockholders to be held on May 10, 1999.

     The undersigned hereby appoints Bruce W. Breitweiser and Norman C. Batchelder, or any of them, with individual power of substitution, proxies to vote all shares of Common Stock of AmerInst Insurance Group, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held in Chicago, Illinois at 10:00 a.m. Chicago time, on May 10, 1999 and at any adjournment thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. You are encouraged to specify your choice by marking the appropriate box on the reverse side. If you do not mark any box, your proxy will be vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the related Proxy Statement and Prospectus (with all annexes and enclosures)
dated April   , 1999.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR authority to vote for the proposal and if any other matters should properly come before the Special Meeting, such shares will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

The Board of Directors recommends a vote FOR the proposals to approve and adopt the Exchange Agreement and the Dissolution.

                                                           FOR  AGAINST  ABSTAIN
Proposal to approve and adopt the Exchange Agreement
dated as of January 20, 1999 between AmerInst Insurance
Group, Inc. and AmerInst Insurance Group, Ltd.             [_]     [_]     [_]

Proposal to dissolve and liquidate AmerInst
Insurance Group, Inc.                                      [_]     [_]     [_]

Please check this box if you plan to attend the
Special Meeting                                            [_]


SIGNATURE(S)                                DATE
            ----------------------------        -------------------------------
PRINT NAME
            ----------------------------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

IMPORTANT:  Please date this proxy and sign exactly as your name or names appear(s) hereon. If the stock is held jointly, signatures should include both names. Executors, administrators, trustees, guardians and other signing in a representative capacity should give full title. In order to insure that your shares will be represented at the Special Meeting of Stockholders, please sign, date and return this proxy promptly in the enclosed postage-prepaid envelope or by facsimile to Morrow & Co., (212) 754-8300. If you do attend the meeting, you may, if you wish, withdraw your proxy and vote in person.